Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Contacts:	Media Contact:
Dan Spiegelman	John Bluth
SVP & Chief Financial Officer	Senior Director, Corporate Communications
(650) 384-8509	(650) 384-8850

Christopher Chai

Vice President, Treasury and Investor Relations

(650) 384-8560

CV THERAPEUTICS REPORTS FOURTH QUARTER

AND YEAR END FINANCIAL RESULTS FOR 2004

PALO ALTO, Calif., February 24, 2005 – CV Therapeutics, Inc. (Nasdaq: CVTX) today announced financial results for the fourth quarter and the year ended December 31, 2004. For the quarter ended December 31, 2004, the Company reported a net loss of $53.8 million, or $1.62 per share, compared to a net loss of $35.1 million, or $1.21 per share, for the same quarter in 2003. For the year ended December 31, 2004, the Company reported a net loss of $155.1 million, or $4.90 per share, compared to a net loss of $111.0 million, or $3.91 per share, for the year ended December 31, 2003.

For the quarter ended December 31, 2004, total operating expenses increased to $60.5 million, compared to $39.4 million for the same quarter in 2003. Total operating expenses increased to $167.5 million for the year ended December 31, 2004, compared to $121.3 million for the year ended December 31, 2003. The increase in operating expenses for the quarter ended December 31, 2004, compared to the same quarter in 2003, was primarily due to a one-time $10.1 million research and development expense due under our license agreement with Syntex (U.S.A), Inc. for Ranexa™ (ranolazine), increased contract service expenses for our two Phase III Ranexa studies and our two Phase III regadenoson studies, offset in part by a decline in Ranexa pre-commercialization expenses in manufacturing and sales and marketing. The increase in operating expenses for the year ended December 31, 2004, compared to the year ended December 31, 2003, was primarily due to increased contract service expenses for the clinical studies mentioned above, the Ranexa license expense mentioned above and increased general and administrative headcount, and was partially offset by a decline in Ranexa pre-commercialization sales and marketing expenses.

The Company recognized collaborative research revenue of $7.6 million for the quarter ended December 31, 2004, compared to $5.6 million for the same quarter in 2003. For the year ended December 31, 2004, the Company recognized revenues of $20.4 million, compared to $11.3 million for the year ended December 31, 2003. The revenue recognized for each of the periods relates to the reimbursement of certain development costs from a collaborative partner and amortization of up-front payments earned.

Interest and other expense, net was $8.0 million for the year ended December 31, 2004, compared to $1.0 million for the year ended December 31, 2003, primarily due to a reduction of $3.5 million in income earned from our investments and to a loss of $3.3 million during the second quarter ended June 30, 2004 on the early retirement of $116.6 million of our 4.75% convertible subordinated notes due in 2007.

At December 31, 2004, the Company had cash, cash equivalents and marketable securities of approximately $404.5 million, compared to $428.5 million at December 31, 2003. The decrease was primarily due to cash used in operating activities that was partially offset by cash from financing activities.

Inducement Grants

Under the terms of our co-promotion agreement with Solvay Pharmaceuticals, Inc., we are establishing a 150-200 person cardiovascular specialty sales force to promote ACEON® in the United States. We are currently in the process of hiring to support our commercialization efforts. In that context, in accordance with Nasdaq marketplace rule 4350, we granted 47 new non-executive employees inducement stock options covering an aggregate 313,550 shares of common stock under our 2004 Employment Commencement Incentive Plan. These inducement stock options are classified as non-qualified stock options with an exercise price equal to the fair market value on the grant date. The options have a ten-year term and vest over four years as follows: 20% of these options will vest on the date one year from the optionee’s hire date, 20% of the options will vest in monthly increments during each of the second and third years, and 40% of the options will vest in monthly increments during the fourth year (in all cases subject to the terms and conditions of CV Therapeutics 2004 Employment Commencement Incentive Plan).

Conference Call Information

Company management will webcast a conference call to review the quarterly and year end financial results on Thursday, February 24, 2005 at 5:30 p.m. EST, 2:30 p.m. PST, on the Company’s website. To access the live webcast, please log on to the Company’s website at www.cvt.com and go to the Investor Information section. Alternatively, domestic callers may participate in the conference call by dialing (888) 370-6121, and international callers may participate in the conference call by dialing (706) 679-7163. Webcast and telephone replays of the conference call will be available approximately two hours after the completion of the call through Thursday, March 3, 2005. Domestic callers can access the replay by dialing (800) 642-1687, and international callers can access the replay by dialing (706) 645-9291; the PIN access number is 4070516.

About CV Therapeutics

CV Therapeutics, Inc., headquartered in Palo Alto, California, is a biopharmaceutical company focused on applying molecular cardiology to the discovery, development and commercialization of novel, small molecule drugs for the treatment of cardiovascular diseases. CV Therapeutics currently has four clinical development drug candidates and has entered into an agreement with Solvay Pharmaceuticals, Inc. to co-promote ACEON® (perindopril erbumine) Tablets in the United States.

CV Therapeutics has received an approvable letter from the U.S. Food and Drug Administration (FDA) relating to its new drug application for Ranexa™ (ranolazine) for the potential treatment of chronic angina, and has submitted an application for the approval of ranolazine for the potential treatment of chronic angina to the European

Medicines Agency. Regadenoson is a selective A2A-adenosine receptor agonist for potential use as a pharmacologic stress agent in myocardial perfusion imaging studies. Tecadenoson is a selective A1-adenosine receptor agonist for the potential reduction of rapid heart rate during atrial arrhythmias. Adentri™ is a selective A1-adenosine receptor antagonist for the potential treatment of heart failure and has been licensed to Biogen Inc. (now Biogen Idec Inc.). For more information, please visit CV Therapeutics’ website at www.cvt.com.

Ranexa, regadenoson, tecadenoson and Adentri have not been approved for marketing by the FDA or any foreign regulatory authorities. These products are currently under investigation in clinical trials subject to United States Investigational New Drug applications, and as applicable, appropriate clinical trial applications to regulatory authorities outside the United States.

Except for the historical information contained herein, the matters set forth in this press release, including statements as to development, clinical studies, regulatory review, and commercialization of products, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including, early stage of development; regulatory review and approval of our products; the conduct and timing of clinical trials; the dependence on collaborative and licensing agreements; commercialization of products; and other risks detailed from time to time in CVT’s SEC reports, including its most recent Annual Report on Form 10-K, and its most recent Quarterly Report on Form 10-Q. CVT disclaims any intent or obligation to update these forward-looking statements.

— Tables to follow —

CV THERAPEUTICS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

(unaudited)

	Three months ended December 31,		Year ended December 31,
	2003 (B)	2004	2003 (B)	2004
Revenues:
Collaborative research	$5,567	$7,580	$11,305	$20,428
Operating expenses:
Research and development	27,242	48,655	80,792	124,346
Sales and marketing	7,949	5,233	23,476	20,281
General and administrative	4,257	6,566	17,015	22,897

Total operating expenses	39,448	60,454	121,283	167,524

Loss from operations	(33,881)	(52,874)	(109,978)	(147,096)
Interest and other income (expense), net	(1,176)	(888)	(973)	(7,987)

Net loss	$(35,057)	$(53,762)	$(110,951)	$(155,083)

Basic and diluted net loss per share	$(1.21)	$(1.62)	$(3.91)	$(4.90)

Shares used in computing basic and diluted net loss per share	29,068	33,215	28,360	31,671

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

(unaudited)

	December 31, 2003 (A,B)	December 31, 2004
Assets:
Cash, cash equivalents and marketable securities	$428,498	$404,503
Other current assets	13,009	23,400

Total current assets	441,507	427,903
Property and equipment, net	16,358	15,284
Other assets	13,530	19,043

Total assets	$471,395	$462,230

Liabilities and stockholders’ equity:
Current liabilities	$20,559	$46,438
Convertible subordinated notes	296,250	329,645
Other long-term obligations	5,749	6,745
Stockholders’ equity	148,837	79,402

Total liabilities and stockholders’ equity	$471,395	$462,230

(A)	Certain reclassifications of prior year amounts have been made to conform with the current year presentation.
(B)	Derived from the audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2003.